Exhibit 10.3

CONFIDENTIAL	Execution copy

CONFIDENTIAL BTC LENDING PROGRAM PARTICIPATION AGREEMENT
This CONFIDENTIAL BTC LENDING PROGRAM PARTICIPATION AGREEMENT (this “Agreement”) is entered into on March 12, 2018 (the “Effective Date”), by and between Yield Endurance, Inc., a New Jersey corporation with an office at 101 Hudson Street, 21st Floor, Jersey City, New Jersey 07302 (the “Company”), and Madison Partners, LLC, a Delaware limited liability company having a primary place of business at 200 S. Wacker Dr. Suite 3211, Chicago, IL, 60606 (“Madison”).
RECITALS
WHEREAS, Madison owns certain business methods, licenses and techniques associated with Bitcoin assets (“BTC”) for loan to third parties and wishes to grant to the Company the non-exclusive right to utilize its methods and techniques to identify, qualify and loan BTC to third parties; and
WHEREAS, the Company owns BTC and wishes to engage in the business of BTC lending through Madison for such purposes.
NOW IT IS THEREFORE RESOLVED, that in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as set forth herein.
AGREEMENT
1. Definitions
“Affiliate” means, with respect to any Person (as defined herein), any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Bitcoin” means the type of virtual currency based on an open source cryptographic protocol existing on the Bitcoin Network.
“Bitcoin Address” means an identifier of 26-34 alphanumeric characters that represents a possible destination for a transfer of Bitcoin.
“Business Day” means a day when banks are open for business in the State of Illinois excluding weekends.
“Company’s Initial Return” means ten (10%) percent of the Participation Income (as defined herein) in any calendar month or partial month (either a “Calendar Month”).
“Company Participation Percentage” for any particular Calendar Month means fifty (50%) percent of the Participation Income in excess of ten (10%) percent during any Calendar Month, in each case.

“Deductible Expenses,” for any particular Calendar Month, means all out-of-pocket costs incurred by Madison  or its Affiliates where such costs are directly incurred from BTC lending on behalf of the Company, including, payments to miners  and taxing authorities for taxes other than income taxes.
“Lender” means ____________.
“Madison Participation Percentage” for any particular Calendar Month means fifty (50%) percent of the Participation Income in excess of ten (10%) percent during any Calendar Month, in each case.
“Participation Income” for any particular Calendar Month means Madison’s  gross fees received for such Calendar Month as a result of BTC lending solely attributable to BTC delivered by or on behalf of the Company minus the Deductible Expenses.  All calculations of “Participation Income” shall be made in accordance with U.S. generally accepted accounting principles as in effect from time to time.
“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.
2. DEPOSIT OF BTC
2.1             The Company (as bailor) shall deliver or cause to be delivered BTC in an initial amount valued at $5 million in United States dollars on the later of the Effective Date or the date of delivery to Madison’s BTC wallet in accordance with instructions provided by Madison (as bailee) to the Company.  At or before the delivery, the Company shall deliver or cause to be delivered to Madison the necessary private keys to the BTC on the blockchain so that Madison can perform its duties under this Agreement.
2.2             Madison shall use its best efforts to use the BTC delivered by or on behalf of the Company to lend such BTC to such third parties (the “Borrowers”) in exchange for fees paid by Borrowers to Madison, pursuant to one or more Master Bitcoin Loan Agreements entered into by and between Madison and third-parties substantially in the form approved by the Company (each a “Master Bitcoin Loan Agreement” and collectively, the “Master Bitcoin Loan Agreements”).  Madison shall deliver or cause to be delivered to the Company, any and all documents received in support of a Master Bitcoin Loan Agreement.  The Company shall have the right in its sole and absolute discretion to veto any loans to be made to the Borrowers by providing notice within one Business Day after receipt of any proposed Master Bitcoin Loan Agreement and supporting documentation.
2.3             The Company agrees and understands that neither Madison nor any of its Affiliates makes any promises or commitments relating to the profitability of Madison’s lending efforts.  Madison may terminate and suspend or discontinue all BTC lending activities in the event that any consent or approval is required to undertake such activities.
2.4.            Participation Payments.
(a)                 Madison will (i) wire transfer to the Company within five days following the end of each Calendar Month such account as specified in writing by an authorized

Company representative, an amount equal to:  the applicable Company Initial Return plus the Company Participation Percentage for the most recently completed Calendar Month (“Participation Payments”) which shall be maintained in a segregated account not subjected to the claims of any creditors except those creditors who are (A) Borrowers under the Master Bitcoin Loan Agreements  or, (B) the Company and (ii) allocate to itself an amount equal to the Madison Participation Percentage.  Madison will provide the Company with a calculation of the amount due per this Section 2.4 providing sufficient detail to permit the Company to verify the accuracy of such calculation (the “Calculation Statement”).  Any disputes with respect to the calculation of any payment amounts in this Section 2.4 shall be resolved by means of the process set forth in this Section 2.4.
(b)                 Madison shall keep full, clear and accurate records with respect to the Participation Income and Participation Payments as required in this Section 2.3 and shall furnish any information which the Company or its auditors may reasonably prescribe from time to time to enable the Company to verify the proper Participation Payments due under this Agreement.  Madison shall retain such records with respect to the Participation Payments for at least five (5) years from each such payment.  The Company shall have the right, twice in any calendar year, to make an examination, during normal business hours, of all records and accounts bearing upon the amount of Participation Payments payable to it under this Agreement.  Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.  The Company shall be responsible for all of its costs of any such audit unless the audit reveals an underpayment by Madison of at least $10,000 for the audited period.  In such an event, Madison shall be responsible for the Company’s costs of the audit, including all professional fees incurred.  In the event that following delivery of a monthly report or a report from the Company’s auditors, it is determined that there was an underpayment or an overpayment, the delinquent party shall promptly make a payment of underpayment or overpayment within ten (10) days to the other party.
(c)                 If a dispute arises with respect to the amounts due per this Section 2.4, the parties will negotiate the matter in good faith during a four (4) week period.  If a dispute remains after such good faith negotiations, the parties will as expeditiously as possible (in any event within sixty (60) days) seek mediation to resolve the remaining matters.  If no agreement is reached, the parties may exercise all rights available hereunder at law or in equity.
3. Closing, Delivery and Payment
3.1             Closing.  The Closing of the transactions contemplated by this Agreement shall take place at the offices of Sichenzia Ross Ference Kesner LLP, at 10:00 a.m., Eastern Time, on such date all closing conditions have been satisfied, or at such other place, time or date as may be mutually agreed upon in writing by Madison and the Company (the “Closing Date”).  The Closing shall occur only upon the satisfaction or waiver of the conditions required by (i) Madison as set forth in Section 5.1 hereof (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions); (ii) the Company as set forth in Section 5.2 hereof (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions).

4. Termination, Term
4.1             This Agreement may be terminated at any time prior to the Closing:
(a)                 by mutual written consent of Madison and the Company;
(b)                 by Madison, if the Closing has not occurred by 5:00 p.m., Eastern Time, on the Closing Date; or
(c)                 by Madison, on thirty (30) days prior written notice.
4.2             This Agreement may be terminated at any time following the Closing by the Company on 30 days’ prior written notice only if the party which holds a security interest pursuant to that certain Original Issue Discount Secured Demand Promissory Note made by the Company in favor of the Lender (the “Note”) makes a demand for payment under the Note.
4.3             Procedure Upon Termination.
(a)                 Madison shall immediately suspend the extension of loans of BTC under this Agreement by or on behalf of the Company and cause to be redelivered to the Company all BTC initially delivered by the Company pursuant to Section 2.1 of this Agreement; provided however, to the extent that the term of a Master Bitcoin Loan Agreement with a third party has not yet expired, Madison shall immediately on expiration of such Master Bitcoin Loan Agreement redeliver such BTC to the Company.  In the event, the BTC has been loaned in an Open deal as defined in the Master Bitcoin Agreement, Madison shall exercise the Callable Option and immediately redeliver such BTC to the Company. Madison agrees that the Company shall be a third party beneficiary under each of the Master Bitcoin Loan Agreements.
(b)                 Upon termination pursuant to this Article 4, Madison shall pay the Company’s Initial Return and Company Participation Percentage as provided herein.
4.4             This Agreement shall remain in effect for so long as:
(a) the Company’s Note is outstanding to Lender (the “Term”);
(b) as the Parties may mutually agree.
5. Closing Conditions
5.1             Conditions to Madison’s Obligation to Close.  Madison’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)                 The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(b)                 The Company shall have entered into one or more arrangements to borrow five million ($5,000,000) in BTC and the closing of the transactions contemplated in that certain Note Purchase Agreement dated as of the date hereof, by and between the Company and the Lender (the “Note Purchase Agreement”).
6. Covenants
6.1             Further Assurances.  Madison covenants and agrees that after the Closing Date, it will upon request, and without further consideration, execute and deliver to the Company any other documents and materials, and take any further actions (including using commercially reasonable efforts to ensure the cooperation of Madison), that are reasonably necessary for the Company to monitor the business of Madison as contemplated herein.
6.2             Conduct of Business.  From the Effective Date through the later of the Closing Date or the termination of this Agreement in accordance with the terms herein, except as otherwise contemplated by this Agreement or required by law, without the Company’s consent, Madison shall not, and shall cause its Affiliates not to:
(a)                 lend, grant or permit any encumbrance under or with respect to any BTC delivered by the Company pursuant to Section 2.1 of this Agreement, except those loans, grants or encumbrances which may occur solely by virtue of Madison’s duties under Section 2.2 hereof;
(b)                 waive, release, assign, settle or compromise any loan or any cause of action to the extent that such waiver, release, assignment, settlement or compromise imposes any obligation, whether contingent or realized, that will bind the Company after the Closing Date;
(c)                 fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any loan, grant or encumbrance of any BTC that is a loan to a Borrower under any the Master Bitcoin Loan Agreements, including using reasonable best efforts to preserve any and all claims under any intellectual property including any patent subject to reexamination (if any);
(d)                 engage in a loan of the BTC unless the Borrower under the Master Bitcoin Loan Agreement has first deposited into a segregated account solely used for fees and collateral relating to the BTC owned by the Company a sum in United States dollars equal to 100% of the value in dollars of the BTC which is being lent to a Borrower by Madison;
(e)                 initiate any action under or with respect to any of the loans, grants or encumbrances; or
(f)                  enter into any binding agreement or commitment to take any of the foregoing actions.
6.3             Public Announcements.  Except as otherwise required by law or by any applicable Trading Market (as defined in the Note Purchase Agreement), no party shall issue any press release or make other public statements with respect to the transactions contemplated by this Agreement or identifying the other party by name without the prior written consent of such party.  Further, if either party is required by law or by any applicable Trading Market to issue a press release or other public statement, such party will provide the other party to the extent practicable an advance copy of the press release or public statement and allow such other party to review and propose comments to the press release or public statement.
6.4             Tax Matters.  All sales, use, transfer, business and occupation, documentary, stamp, registration, excise, value added and similar taxes and fees (including any penalties and interest) incurred in connection with the payments required hereunder and any related transaction documents shall be borne and paid by Madison when due.  Madison shall, at its own expense, timely prepare and file any tax return or other document required with respect to such taxes or fees (and the Company shall cooperate with respect thereto as necessary).
7. Representations and Warranties
7.1             Madison hereby represents and warrants to the Company that as of the Closing Date and throughout the Term:
(a)                 Organization and Qualification.  Madison is and shall continue to be an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Madison is not and will not be in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  Madison is and shall remain duly qualified to conduct its business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Madison, or (iii) a material adverse effect on Madison’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and, no proceeding has been or will have been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
(b)                Authorization; Enforcement.  Madison has and will continue to have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Madison and the consummation by it of the transactions contemplated hereby and thereby have been and will continue to be duly authorized by all necessary action on the part of Madison and no further action is or will be required by Madison, the Board of Directors or Madison’s stockholders in connection herewith or therewith.  This Agreement and each other transaction document to which it is a party has been (or upon delivery will have been) duly executed by Madison and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Madison enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, liquidation moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(c)                 No Conflicts.  The execution, delivery and performance by Madison of this Agreement and the other transaction documents to which it is a party, the receipt of BTC from the Company and the lending of BTC to Borrowers hereunder and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of Madison’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of Madison, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Madison debt or otherwise) or other understanding to which Madison is a party or by which any property or asset of Madison is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Madison is subject (including federal and state securities laws and regulations), or by which any property or asset of Madison is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.
(d)                 Filings, Consents and Approvals. Madison is and will not be required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other provincial or foreign or domestic federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by Madison of the transaction documents.
(e)                 Litigation. To the knowledge of Madison, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Madison, threatened against or affecting Madison, any Affiliates or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) that would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect, nor to the knowledge of Madison  is there any reasonable basis for any such Action that would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Madison, there is not pending or contemplated, any investigation by the United States Securities and Exchange Commission involving Madison or, to the knowledge of Madison, any current or former director or officer of Madison, nor any current or former officer, director, control person, principal shareholder, or creditor with respect to the relationship of any of the foregoing to Madison or any of its Affiliates.
(f)                  Compliance.  To Madison’s knowledge, neither Madison: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Madison under), nor has Madison received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to lending, money laundering, blockchain related matters including cryptocurrency laws or initial coin offerings, taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not reasonably be expected to result in a Material Adverse Effect.  Madison has all required licenses and permits necessary to carry out its current and proposed business, except where the failure to have such licenses or permits would not result in a Material Adverse Effect.  Madison further acknowledges and agrees that it shall not take any action that would subject Madison or the Company to comply with any applicable New York BitLicense or any other applicable New York State regulatory license or permits.
(g)                 Reserved.
(h)                 Licenses.  Madison has all licenses and permits necessary to carry out its obligations and duties with respect to the Company and Borrowers under this Agreement, except where the failure to have a license or permit will not have a Material Adverse Effect upon Madison or the Company.
(i)                  No Other Representations or Warranties.  Except as expressly provided in this Section 7.1, Madison makes no other representations and/or warranties of any kind, either express or implied, statutory, by usage of trade, custom of dealing, or otherwise, and Madison specifically disclaims any implied representations and/or warranties of merchantability, satisfactory quality or fitness for a particular purpose.
7.2             The Company hereby represents and warrants to Madison that as of the Closing Date and throughout the Term:
(a)                 Organization and Qualification.  The Company is and shall continue to be an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not and will not be in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company is and shall remain duly qualified to conduct its business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Company Material Adverse Effect”)

and, no proceeding has been or will have been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
(b)                Authorization; Enforcement.  The Company has and will continue to have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been and will continue to be duly authorized by all necessary action on the part of the Company and no further action is or will be required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith.  This Agreement and each other transaction document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, liquidation moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(c)                 No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other transaction documents to which it is a party, the receipt of BTC from the Lender and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Company Material Adverse Effect.
(d)                 Filings, Consents and Approvals.  The Company is and will not be required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other provincial or foreign or domestic federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of the transaction documents.

(e)                 Litigation.  To the knowledge of The Company, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Affiliates or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, a “Company Action”) that would, if there were an unfavorable decision, have or reasonably be expected to result in a Company Material Adverse Effect, nor to the knowledge of the Company is there any reasonable basis for any such Company Action that would, if there were an unfavorable decision, have or reasonably be expected to result in a Company Material Adverse Effect.  To the knowledge of the Company, there is not pending or contemplated, any investigation by the United States Securities and Exchange Commission involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company, nor any current or former officer, director, control person, principal shareholder, or creditor with respect to the relationship of any of the foregoing to the Company or any of its Affiliates.
(f)                  Compliance.  To the Company’s knowledge, neither the Company: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to lending, money laundering, blockchain related matters including cryptocurrency laws or initial coin offerings, taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not reasonably be expected to result in a Company Material Adverse Effect.  The Company has all required licenses and permits necessary to carry out its current and proposed business, except where the failure to have such licenses or permits would not result in a Company Material Adverse Effect.
(g) No Other Representations or Warranties.  Except as expressly provided in this Section 7.2, the Company makes no other representations and/or warranties of any kind, either express or implied, statutory, by usage of trade, custom of dealing, or otherwise.
7.3             Survival.  The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing and continue in full force and effect until the later of (i) the second anniversary of the Closing Date, or (ii) so long as the Note is outstanding to the Lender.  All covenants or agreements of the parties that are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants or agreements, if any, or until fully performed.

8. Miscellaneous
8.1             Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.  EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN COOK COUNTY, STATE OF ILLINOIS, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPLICABLE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION SHALL BE HEARD AND DETERMINED IN SAID COURTS.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE.
8.2             LIMITATION ON CONSEQUENTIAL DAMAGES.  EXCEPT IN THE CASE OF FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.
8.3             RESERVED.
8.4             Confidentiality. Except as otherwise provided in Section 6.3, from and after the Closing, the parties shall not (and shall cause their respective agents and/or Affiliates not to) use or disclose any information concerning this Agreement or the transactions contemplated herein to any third party except (i) with the prior written consent of the other party; (ii) to any governmental body having jurisdiction to require disclosure or to any arbitral body, to the extent required by same; (iii) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; (iv) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (v) in confidence to its legal counsel, accountants, banks and financing sources and their advisors in the normal course of business or in connection with strategic or financial transactions; provided that, in (ii) through (v) above, (a) each party shall use all legitimate and legal means available to minimize the disclosure to third parties, including seeking a confidential treatment request or protective order whenever appropriate or available; and (b) except for permitted disclosures to legal and financial advisors and accountants, a party shall provide the other party with at least ten (10) Business Days’ prior written notice of such disclosure.
8.5             Entire Agreement.  The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions.  Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein or in any of the transactions documents in connection herewith.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.  These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions, which may appear on any, acknowledgment or other writing not expressly incorporated into this Agreement.  This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.
8.6             Notices.  All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by email, addressed as follows:
If to Madison Madison Partners, LLC	If to the Company Yield Endurance, Inc. 101 Hudson Street, 21st Floor Jersey City, New Jersey 07302 Email: david@sportendurancehq.com Attention: Mr. David Lelong
Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.
8.7             Relationship of Parties.  The parties hereto are independent contractors.  Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Madison and the Company.
8.8             Severability.  The terms and conditions stated herein are declared to be severable.  If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.
8.9             Waiver.  Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

8.10           Assignment of Agreement.  The terms and conditions of this Agreement shall inure to the benefit of any successors, assigns and other legal representatives of the Company, and shall be binding upon Madison, its successor, assigns and other legal representatives.
8.11         WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Confidential BTC Lending Program Participation Agreement as of the Effective Date.

YIELD ENDURANCE, INC.	MADISON PARTNERS, LLC

Signature	Signature

David Lelong
Printed Name	Printed Name

Chief Executive Officer
Title	Title

3/12/18
Date	Date

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